UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2008

THE STEAK N SHAKE COMPANY (Exact name of registrant as specified in its charter)

INDIANA	0-8445	37-0684070
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

36 S. Pennsylvania Street, Suite 500 Indianapolis, Indiana	46204
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (317) 633-4100

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2008, the Board of Directors of The Steak n Shake Company (the “Company”) appointed Sardar Biglari as Executive Chairman of the Board, effective immediately.  Mr. Biglari succeeds Wayne L. Kelley, who had previously acted as Interim Chairman of the Board.  Mr. Kelley remains as Interim Chief Executive Officer of the Company and a member of the Board of Directors.

The Company issued a press release on June 19, 2008 announcing these changes.  The press release is attached hereto as Exhibit 99.1 and the information set forth therein is incorporated herein by reference as part of this item.

The Company has not entered into any material plans, contracts or compensatory arrangements with Mr. Biglari except that Mr. Biglari will receive an annual salary of $80,000. Concurrent with the assumption of his new position, Mr. Biglari ceases receiving a retainer or meeting fees normally paid to members of the Board of Directors.

Item 5.03.  Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year.

On June 19, 2008, the Board of Directors of the Company approved amendments to Articles V and VI of the Company’s Restated By-Laws to reflect the appointment of a Chairman of the Board who does not also serve as Chief Executive Officer.

In addition, the Board of Directors amended Section 3, Article IV of the Restated By-Laws, reducing the percentage of outstanding shares needed to call a special meeting of shareholders from 80% to 25%.

The Restated By-Laws are attached hereto as Exhibit 3.1 and the information contained therein is incorporated herein by reference as part of this item.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.1	Restated By-Laws of The Steak n Shake Company (as amended June 19, 2008)

99.1	Press Release, dated June 19, 2008, issued by the Company

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE STEAK N SHAKE COMPANY

By: /s/ Jeffrey A. Blade
Jeffrey A. Blade
Interim President, Chief Financial & Administrative Officer

Dated: June 24, 2008